Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts                                             Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
HIGHEST SEGMENT OPERATING RESULTS SINCE THE THIRD QUARTER OF 2008

•	Total reportable segment and Other Businesses income from operations of $479 million

•	Adjusted net income of $325 million, or $2.16 per diluted share; reported net loss of $207 million, or $1.42 per diluted share

•	Adjusted EBITDA of $611 million

•	Total liquidity of $3.0 billion, including $1.3 billion of cash

PITTSBURGH, October 28, 2014 – United States Steel Corporation (NYSE: X) reported a third quarter 2014 net loss of $207 million, or $1.42 per diluted share, compared to a third quarter 2013 net loss of $1,791 million, or $12.38 per diluted share, and a second quarter 2014 net loss of $18 million, or $0.12 per diluted share. Adjusted net income for the third quarter of 2014 was $325 million, or $2.16 per diluted share. This excludes non-cash charges for strategic actions of $577 million, or $3.88 per diluted share, as well as a $45 million, or $0.30 per diluted share, gain on the sale of real estate assets. See the Non-GAAP Financial Measures section for a description of the non-GAAP measures and a reconciliation to net loss attributable to U. S. Steel and income (loss) from operations.

Earnings Highlights

(Dollars in millions, except per share amounts)	3Q 2014	2Q 2014	3Q 2013
Net Sales	$4,587	$4,400	$4,131
Segment income (loss) from operations
Flat-rolled	$347	$30	$82
U. S. Steel Europe	29	38	(32)
Tubular	69	47	49
Other Businesses	34	17	14
Total reportable segment and Other Businesses income from operations	$479	$132	$113
Postretirement benefit expense	(26)	(32)	(55)
Other items not allocated to segments	(594)	(65)	(1,760)
(Loss) income from operations	$(141)	$35	$(1,702)
Net interest and other financial costs	60	64	85
Income tax provision (benefit)	6	(11)	4
Less: Net loss attributable to the noncontrolling interests	—	—	—
Net loss attributable to United States Steel Corporation	$(207)	$(18)	$(1,791)
-Per basic share	$(1.42)	$(0.12)	$(12.38)
-Per diluted share	$(1.42)	$(0.12)	$(12.38)
Commenting on results, U. S. Steel President and Chief Executive Officer Mario Longhi said, “We experienced a significant improvement in Total reportable segments and Other Businesses income from operations in the third quarter, the highest level since the market peak in 2008. Steel market conditions in the U.S. have remained stable and our operations have performed well, particularly our Flat-rolled segment, where we returned to more normal operating levels and income from operations increased by over $300 million from the second quarter. Our results reflect the significant improvement in our earnings power from our Carnegie Way transformation efforts."
The $479 million, or $94 per ton, of Total reportable segment and Other Businesses income from operations for the third quarter of 2014 compares to income from operations of $132 million, or $26 per ton, in the second quarter of 2014 and income from operations of $113 million, or $24 per ton, in the third quarter of 2013.
Other items not allocated to segments in the third quarter of 2014 consisted of pre-tax non-cash charges for strategic actions totaling $649 million and a $55 million gain on the sale of real estate assets.
As of September 30, 2014, U. S. Steel had $1.3 billion of cash and $3.0 billion of total liquidity. Cash provided by operating activities was $1.2 billion in the first nine months of 2014 primarily due to improved results and working capital management.

Reportable Segments and Other Businesses
We continue to realize increasing benefits and improving earnings power from our Carnegie Way transformation across all of our segments.
Results for our Flat-rolled segment improved significantly from the second quarter. Shipments increased as we returned to normal operations in the third quarter, while the relatively flat market conditions during the quarter resulted in average realized prices that were consistent with the second quarter. There was a favorable impact of approximately $150 million in the third quarter from reduced repairs and maintenance costs and increased operating efficiencies along with the increased shipments. Operating costs also reflected a decrease in energy costs. Additionally, third quarter results included a $20 million operating loss for U. S. Steel Canada for the period prior to its CCAA filing on September 16, 2014.
We reported decreased results for our European segment as compared to the second quarter. Scheduled caster and blast furnace maintenance along with the normal impact of the European holiday season resulted in lower shipments and higher repairs and maintenance costs related to the planned outages. These negative impacts were partially offset by a decrease in raw materials costs, primarily for iron ore. Average realized euro-based prices were in line with the second quarter.
Tubular segment results improved as compared to the second quarter. Shipments decreased, due to the indefinite idling of the McKeesport and Bellville facilities during the third quarter, while average realized prices increased due to improved pricing and mix.
Outlook
Commenting on U. S. Steel's outlook for the fourth quarter, Longhi said, “Our Carnegie Way progress so far has exceeded our expectations in this multi-year journey. We expect to continue to see increasing benefits from our Carnegie Way transformation which focuses on building stockholder value. We expect fourth quarter segment income from operations to decrease compared to the third quarter primarily due to significantly lower results for our Flat-rolled segment. Results for our European and Tubular segments are expected to improve slightly compared to the third quarter.”
Fourth quarter results for our Flat-rolled segment are expected to decrease significantly compared to the third quarter but are expected to exceed $100 million. Overall, repairs and maintenance costs are expected to increase by approximately $150 million as compared to the third quarter due primarily to a reline of a blast furnace at Mon Valley Works and planned blast furnace maintenance projects at Granite City and Great Lakes, which will result in lower operating levels. Shipments, which no longer include U. S. Steel Canada, are expected to decline by as much as 10% from the 3.2 million net tons shipped by our U.S. plants in the third quarter and average realized prices are also expected to decrease from the third quarter as a result of weaker spot market conditions and lower shipments to end users around the holiday season.
    We expect fourth quarter results for our European segment to increase slightly compared to the third quarter primarily due to higher shipments and lower facility repairs and maintenance costs as scheduled maintenance was completed in the third quarter. A shift in product mix is expected to result in lower average realized euro-based prices.
Fourth quarter results for our Tubular segment are expected to increase slightly compared to the third quarter. We expect average realized prices to increase compared to the third quarter due to continued improved pricing, including the positive impact of the OCTG case decision, and an improved mix as a result of a reduction in our exposure to welded line pipe. Shipments are projected to decrease slightly due to the indefinite idling of the McKeesport and Bellville facilities.
*****
This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe that may affect U. S. Steel Europe's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA and Adjusted EBITDA, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.
The company will conduct a conference call on third quarter earnings on Wednesday, October 29, at 8:30 a.m. Eastern Daylight Time. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2014-036

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions, except per share amounts)	2014	2014	2013	2014	2013
NET SALES	$4,587	$4,400	$4,131	$13,435	$13,155

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,848	4,097	3,749	11,983	12,105
Selling, general and administrative expenses	125	143	153	406	449
Depreciation, depletion and amortization	158	165	173	489	514
Income from investees	(50)	(57)	(26)	(103)	(31)
Impairment of goodwill	—	—	1,783	—	1,783
Restructuring and other charges	236	18	—	254	—
Loss on deconsolidation of U. S. Steel Canada and other charges	413	—	—	413	—
Net gain on disposal of assets	(2)	(1)	—	(23)	—
Other (income) expense, net	—	—	1	—	6

Total operating expenses	4,728	4,365	5,833	13,419	14,826

(LOSS) INCOME FROM OPERATIONS	(141)	35	(1,702)	16	(1,671)
Net interest and other financial costs	60	64	85	193	257

LOSS BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(201)	(29)	(1,787)	(177)	(1,928)
Income tax provision (benefit)	6	(11)	4	(4)	14

Net loss	(207)	(18)	(1,791)	(173)	(1,942)
Less: Net loss attributable to the
noncontrolling interests	—	—	—	—	—
NET LOSS ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(207)	$(18)	$(1,791)	$(173)	$(1,942)

COMMON STOCK DATA:

Net loss per share attributable to
United States Steel Corporation shareholders:
-Basic	$(1.42)	$(0.12)	$(12.38)	$(1.19)	$(13.44)
-Diluted	$(1.42)	$(0.12)	$(12.38)	$(1.19)	$(13.44)

Weighted average shares, in thousands
-Basic	145,348	144,884	144,727	144,999	144,523
-Diluted	145,348	144,884	144,727	144,999	144,523

Dividends paid per common share	$0.05	$0.05	$0.05	$0.15	$0.15

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Nine Months Ended
	September 30,
(Dollars in millions)	2014	2013
Cash provided by (used in) operating activities:
Net loss	$(173)	$(1,942)
Depreciation, depletion and amortization	489	514
Impairment of goodwill	—	1,783
Restructuring and other charges	254	—
Loss on deconsolidation of U. S. Steel Canada and other charges	413	—
Pensions and other postretirement benefits	(266)	(143)
Deferred income taxes	6	3
Net gain on disposal of assets	(23)	—
Working capital changes	337	158
Income taxes receivable/payable	167	1
Currency remeasurement loss	32	8
Other operating activities	11	39
Total	1,247	421

Cash (used in) provided by investing activities:
Capital expenditures	(282)	(328)
Acquisition of intangible assets	—	(12)
Disposal of assets	28	—
Other investing activities	20	31
Total	(234)	(309)

Cash (used in) provided by financing activities:
Issuance of long-term debt, net of financing costs	—	575
Repayment of long-term debt	(323)	(542)
Receipts from exercise of stock options	10	—
Dividends paid	(22)	(22)
Total	(335)	11

Effect of exchange rate changes on cash	(25)	4

Net increase in cash and cash equivalents	653	127
Cash and cash equivalents at beginning of the year	604	570

Cash and cash equivalents at end of the period	$1,257	$697

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2014	2013
Cash and cash equivalents	$1,257	$604
Receivables, net	2,072	2,160
Inventories	2,199	2,688
Other current assets	573	626
Total current assets	6,101	6,078
Property, plant and equipment, net	4,570	5,922
Investments and long-term receivables, net	986	621
Intangible assets, net	205	271
Other assets	146	251

Total assets	$12,008	$13,143

Accounts payable	$2,072	$1,754
Payroll and benefits payable	925	974
Short-term debt and current maturities of long-term debt	336	323
Other current liabilities	217	194
Total current liabilities	3,550	3,245
Long-term debt, less unamortized discount	3,162	3,616
Employee benefits	554	2,064
Other long-term liabilities (a)	799	842
United States Steel Corporation stockholders' equity (a)	3,942	3,375
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$12,008	$13,143

(a) 2013 amounts for other long-term liabilities and stockholders' equity (retained earnings) have been revised to correct an error that resulted in additional tax benefit of $27 million.

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA and adjusted EBITDA, which are non-GAAP measures, as an additional measurement to enhance the understanding of our operating performance and facilitate a comparison with that of our competitors. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.
The following schedule reflects the reconciliation of adjusted net income (loss):

RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

	Quarter Ended
	Sept. 30	June 30	Sept. 30
(Dollars in millions, except per share amounts)	2014	2014	2013
Reconciliation to net loss attributable to United States Steel Corporation
Adjusted net income (loss) attributable to United States Steel Corporation	$325	$25	$(20)
Loss on deconsolidation of U. S. Steel Canada and other charges	(384)	—	—
Impairment of carbon alloy facilities at Gary Works	(163)	—	—
Write-off of pre-engineering costs at Keetac	(30)	—	—
Gain on sale of real estate assets	45	—	—
Litigation reserves	—	(46)	—
Loss on assets held for sale	—	(9)	—
Curtailment gain	—	12	—
Impairment of goodwill	—	—	(1,771)
Total Adjustments	(532)	(43)	(1,771)
Net loss attributable to United States Steel Corporation, as reported	$(207)	$(18)	(1,791)

Reconciliation to diluted net loss per share
Adjusted diluted net income (loss) per share	$2.16	$0.17	$(0.14)
Loss on deconsolidation of U. S. Steel Canada and other charges	(2.54)	—	—
Impairment of carbon alloy facilities at Gary Works	(1.08)	—	—
Write-off of pre-engineering costs at Keetac	(0.21)	—	—
Gain on sale of real estate assets	0.30	—	—
Litigation reserves	—	(0.31)	—
Loss on assets held for sale	—	(0.06)	—
Curtailment gain	—	0.08	—
Impairment of goodwill	—	—	(12.24)
Additional dilutive effects of securities	(0.05)	—	—
Total adjustments	(3.58)	(0.29)	(12.24)
Diluted net loss per share, as reported	$(1.42)	$(0.12)	$(12.38)

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

The following schedule reflects the reconciliation of adjusted EBITDA:

RECONCILIATION OF ADJUSTED EBITDA

	Quarter Ended
	Sept. 30	June 30	Sept. 30
(Dollars in millions)	2014	2014	2013
Reconciliation to (loss) income from operations
Adjusted EBITDA	$611	$265	$231
Restructuring and other charges	(236)	—	—
Loss on deconsolidation of U. S. Steel Canada and other charges	(413)	—	—
Gain on sale of real estate assets	55	—	—
Litigation reserves	—	(70)	—
Loss on assets held for sale	—	(14)	—
Curtailment gain	—	19	—
Impairment of goodwill	—	—	(1,783)
Supplier contract dispute settlement	—	—	23
EBITDA	17	200	(1,529)
Depreciation expense	(158)	(165)	(173)
(Loss) income from operations, as reported	(141)	35	(1,702)

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions)	2014	2014	2013	2014		2013
INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$347	$30	$82	$462		$18
U. S. Steel Europe	29	38	(32)	99		16
Tubular	69	47	49	140		158
Other Businesses	34	17	14	64		62

Reportable Segment and Other Businesses Income from Operations	479	132	113	765		254
Postretirement benefit expense	(26)	(32)	(55)	(90)		(165)
Other items not allocated to segments:
Loss on deconsolidation of U. S. Steel Canada and other charges	(413)	—	—	(413)		—
Impairment of carbon alloy facilities	(199)	—	—	(199)		—
Write-off of pre-engineering costs	(37)	—	—	(37)		—
Gain on sale of real estate assets	55	—	—	55		—
Litigation reserves	—	(70)	—	(70)		—
Loss on assets held for sale	—	(14)	—	(14)		—
Curtailment gain	—	19	—	19		—
Impairment of goodwill	—	—	(1,783)	—		(1,783)
Supplier contract dispute settlement	—	—	23	—		23

Total (Loss) Income from Operations	$(141)	$35	$(1,702)	$16		$(1,671)

CAPITAL EXPENDITURES
Flat-rolled	$56	$47	$72	$158		$248
U. S. Steel Europe	23	17	14	58		32
Tubular	13	31	19	60		42
Other Businesses	4	1	2	6		6

Total	$96	$96	$107	$282	(a)	$328	(a)
(a) Excludes the increase in accrued capital expenditures of $46 million and $28 million for the nine months ended September 30, 2014 and 2013, respectively.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
	2014	2014	2013	2014	2013
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	777	774	752	771	731
Flat-rolled U.S. Facilities (b)	786	788	750	783	735
U. S. Steel Europe	671	691	714	691	711
Tubular	1,567	1,479	1,543	1,508	1,536
Steel Shipments: (a) (c)
Flat-rolled	3,692	3,527	3,428	10,893	11,174
U. S. Steel Europe	987	1,053	861	3,071	2,971
Tubular	428	449	459	1,296	1,343
Total Steel Shipments	5,107	5,029	4,748	15,260	15,488

Flat-rolled U.S. Facilities Steel Shipments(b)	3,213	3,006	3,281	9,334	10,282

Intersegment Shipments: (c)
Flat-rolled to Tubular	439	457	450	1,331	1,336
U. S. Steel Europe to Flat-rolled	—	75	—	75	—
Raw Steel Production: (c)
Flat-rolled	4,675	4,132	4,261	13,298	13,393
Flat-rolled U.S. Facilities (b)	4,166	3,528	4,261	11,587	12,788
U. S. Steel Europe	1,111	1,223	1,032	3,475	3,393
Raw Steel Capability Utilization: (d)
Flat-rolled	86%	75%	70%	81%	74%
Flat-rolled U.S. Facilities (e)	85%	73%	87%	80%	88%
U. S. Steel Europe	88%	98%	82%	93%	91%
(a) Excludes intersegment shipments.
(b) Excludes U. S. Steel Canada for all periods presented.
(c) Thousands of net tons.
(d) Based on annual raw steel production capability of 22.0 million net tons for Flat-rolled and 5.0 million net tons for
U. S. Steel Europe. Prior to the permanent shut down of the iron and steelmaking facilities at Hamilton Works on December 31, 2013, annual raw steel production capability for Flat-rolled was 24.3 million net tons. Subsequent to the CCAA filing and deconsolidation of U. S. Steel Canada, annual raw steel production capability for Flat-rolled is 19.4 million net ton. The quarter and nine months ended September 30, 2014 shipments and raw steel production amounts for Flat-rolled do not include U. S. Steel Canada after September 15, 2014.
(e) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).

UNITED STATES STEEL CORPORATION
U. S. STEEL CANADA FINANCIAL STATEMENTS (Unaudited)

As a result of the CCAA proceedings, the financial position of U. S. Steel Canada has been deconsolidated from U. S. Steel's September 30, 2014 balance sheet. The following table represents U. S. Steel Canada’s assets, liabilities and accumulated other comprehensive loss which have been deconsolidated from U. S. Steel’s September 30, 2014 consolidated balance sheet. The amounts presented are before the elimination of balances with U. S. Steel, presenting U. S. Steel Canada as if on a stand-alone basis.

U. S. STEEL CANADA CONDENSED BALANCE SHEET (Unaudited)

(Dollars in millions)	Deconsolidated as of September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$80
Receivables	291
Inventories	373
Other current assets	6
Total current assets	750
Property, plant and equipment, net	840
Other noncurrent assets	126
Total assets	$1,716
Liabilities
Current liabilities:
Accounts payable	$435
Other current liabilities	149
Total current liabilities	584
Long-term debt	126
Long-term notes payable	1,733
Employee benefits	948
Other noncurrent liabilities	29
Total liabilities	3,420
Stockholders’ Equity
Additional paid-in capital	2,268
Retained earnings	(3,504)
Accumulated other comprehensive loss	(468)
Total stockholders’ equity	(1,704)
Noncontrolling interests	—
Total liabilities and stockholders’ equity	$1,716

UNITED STATES STEEL CORPORATION
U. S. STEEL CANADA FINANCIAL STATEMENTS (Unaudited)

U. S. Steel Canada’s results of operations have been removed from U. S. Steel’s consolidated statement of operations beginning September 16, 2014. The table below shows U. S. Steel Canada’s results of operations for the periods presented which are included in our consolidated statements of operations. The amounts presented are before the elimination of transactions with U. S. Steel, presenting U. S. Steel Canada as if on a stand-alone basis.

U. S. STEEL CANADA STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions)	2014	2014	2013	2014	2013

Net Sales	447	542	282	1,508	960
Total Operating Expenses	467	572	1,026	1,587	1,941
Loss from Continuing Operations	(20)	(30)	(744)	(79)	(981)
Net interest and other financial costs	37	40	39	121	142
Loss before income taxes	(57)	(70)	(783)	(200)	(1,123)
Income tax benefit	—	—	—	—	—
Net loss	(57)	(70)	(783)	(200)	(1,123)